Exhibit 99.1

Corporate Contacts
Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE ANNOUNCES BOARD OF DIRECTORS

AND OFFICER CHANGES

Foster City, Calif. – April 6, 2012 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced the resignation of Trevor M. Jones, Ph.D., C.B.E., from the Board of Directors. Prof. Jones made this decision based on the increasing demands of his other professional obligations, including his involvement in a new business venture and his service on several other boards of directors. Prof. Jones has been a member of the SciClone Board since 2009.

Jon Saxe, SciClone’s Chairman, commented: “The SciClone Board of Directors would like to express our sincere gratitude to Trevor for his service and for the contributions he has made to the Company’s significant progress. We appreciate his years of strong support and counsel, his scientific insight, his elegance, his good humor and the dedication and leadership with which he fulfilled his commitment to SciClone. We wish him very well in his current and future endeavors.”

Separately, the Company announced that Dr. Israel Rios has resigned as of April 6, 2012. Dr. Rios departure was related to the Company’s winding down of its U.S.-based product development programs.

Friedhelm Blobel, SciClone’s Chief Executive Officer, said: “Israel has been an outstanding member of our executive team for over six years, consistently contributing to our business in a positive way. I would like to thank Israel for his service and we all wish him well in his future efforts.”

The membership of the Board of Directors of the Company will be reduced from eight members to seven members following Dr. Jones departure.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), as a vaccine adjuvant, and certain cancers according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 15 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding financial results for fiscal 2012 and expected future financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: changes in results that may occur in completing the close of the Company’s consolidated financial statements for the fiscal year 2011 and completing the audit of the Company’s consolidated financial statements for fiscal year 2011, the course, cost and outcome of regulatory matters, including pricing decisions by authorities in China; the on-going regulatory investigations and SciClone’s independent investigation; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2012; the challenges presented by integrating an acquired business into existing operations; the dependence on third party license, promotion or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the Company’s ability to remediate its identified material weaknesses over internal control; and changes in its practices and policies which could adversely affect its ability to generate revenue. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, of the various litigations that may be filed relating to any of those matters, or of its efforts to cooperate with those investigations, however the Company expects to incur substantial expenses in connection with the investigations and the results of the investigations could include fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC in numerous other countries.

DC Bead is a registered trademark of Biocompatibles UK Limited.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.